Exhibit 99.5

Acorn Media Group, Inc. and Subsidiaries

Consolidated Balance Sheets

As of June 30, 2012, and December 31, 2011

	2011	June 30, 2012
	(Restated)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,625,426	$987,981
Accounts receivable, net of allowances of $2,423,252 and $2,065,013	14,836,147	10,928,153
Other receivables	30,106	2,253
Inventories, net of reserve of $631,146 and $342,104	8,236,460	7,876,640
Royalties advances	6,933,600	8,709,416
Prepaid expenses	1,098,887	1,006,860
Total current assets	32,760,626	29,511,303
Property and Equipment, net of accumulated depreciation of $1,264,845 and $1,337,506	202,148	253,454
Other Assets
Royalty advances, non-current	10,367,706	8,338,801
Intangible assets, net of accumulated amortization of $12,409,383 and $14,125,137	9,332,122	9,581,043
Deposits and other assets	64,065	120,250
Prepaid financing fees, non-current	-	718,382
Investment in unconsolidated subsidiary	-	21,677,192
Total other assets	19,739,868	40,435,668
Total Assets	$52,702,642	$70,200,425

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$4,808,428	$2,927,276
Bank overdrafts	2,016,830	1,022,690
Accrued expenses	5,200,422	2,669,611
Line of credit	83,161	5,983,861
Term loan, current	-	675,000
Accrued royalties	9,084,774	7,327,366
Payroll and sales taxes payable	306,781	53,039
Foreign sales taxes payable	601,721	25,532
Foreign income taxes payable	531,213	378,660
Total current liabilities	22,633,330	21,063,035
SunTrust Term Loan, non-current	-	15,991,449
Subordinated debt from shareholders	-	2,700,000
Interest payable, subordinated debt	-	116,354
Accrued royalties, non-current	242,242	159,725
Total Liabilities	22,875,572	40,030,563
Stockholders’ Equity
Common stock, par value $0.01, authorized 10,000,000 shares, 1,023,466 shares issued and outstanding	10,235	10,491
Additional paid-in capital	4,450,966	4,450,723
Stockholder notes receivable	(683,796)	(683,796)
Retained earnings	26,295,236	26,350,993
Accumulated other comprehensive loss	(421,186)	(24,800)
Noncontrolling interests	759,105	649,741
Treasury stock, 50,993 shares, at cost	(583,490)	(583,490)
Total stockholders’ equity	29,827,070	30,169,862
Total Liabilities and Stockholders’ Equity	$52,702,642	$70,200,425

Acorn Media Group, Inc. and Subsidiaries

Consolidated Statements of Income

For the Three Month Periods Ended June 30 2012 and 2011, and the Six Month Periods Ended June 30 2012 and 2011

	QTD	QTD	YTD	YTD
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Sales, net of cooperative advertising of $1,416,287 and $1,579,108 and $2,683,126 and $2,329,817	$17,836,750	$15,825,004	$37,182,015	$33,276,849
Cost of Sales
Third-party product	3,741,895	3,452,668	7,784,975	6,496,458
Shipping and fulfillment	1,698,768	1,371,234	3,765,092	2,953,732
Royalties	2,392,844	2,102,652	4,717,422	3,949,998
Duplication, packaging and labels	-	-	-	-
Amortization of capitalized production costs	796,904	795,168	1,520,528	1,337,801
Total cost of sales	8,630,411	7,721,722	17,788,017	14,737,989
Gross profit	9,206,339	8,103,282	19,393,998	18,538,860
Selling, General and Administrative Expenses	7,509,885	6,028,755	15,062,936	12,078,063
Operating Income	1,696,454	2,074,527	4,331,062	6,460,797
Other Income (Expenses)
Interest income	7,896	16,337	26,725	4,513
Interest expense	(472,882)	(26,416)	(507,938)	39,769
Miscellaneous expense	(38,063)	(520,215)	(20,114)	120,127
Equity in the income/(loss) of unconsolidated subsidiary	410,888	-	(190,042)	-
Total other income (expenses)	(92,161)	(530,294)	(691,369)	164,409
Net Income Before Income Tax	1,604,293	1,544,233	3,639,693	6,625,206
Income Tax Provision	150,573	326,182	383,824	438,345
Net Income	1,453,720	1,218,051	3,255,869	6,186,861
Less Net Income Attributable to Noncontrolling Interests	(5,133)	(3,794)	129,173	129,752
Net Income Attributable to Acorn Media Group, Inc.	$1,458,853	$1,221,845	$3,126,696	$6,057,109

Acorn Media Group, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

For the Year Ended December 31, 2011, and the Six Month Periods Ended June 30 2012 and 2011

		30-Jun-12	30-Jun-11
	2011	(Unaudited)	(Unaudited)
Net Income	$8,108,342	$3,255,869	$6,186,861
Foreign Currency Translation Adjustment	(95,968)	418170	(163,293)
Total Other Comprehensive Income	8,012,374	3,674,039	6,023,568
Other Comprehensive Income Applicable to Non-Controlling Interest	254,020	(243,670)	(19,352)
Comprehensive Income Attributable to Acorn Media Group, Inc.	$7,758,354	$3,917,709	$6,042,920

ACORN MEDIA GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

For the Year Ended December 31, 2011, and the Six Month Period June 30, 2012

				Accumulated
	Total	Stockholder		Other			Total
	Capital	Notes	Retained	Comprehensive	Treasury	Noncontrolling	Stockholders’
	Contributed	Receivable	Earnings	Loss	Stock	Interests	Equity
Balance, December 31, 2010	4,461,201	(977,694)	24,627,663	(336,232)	(583,490)	617,503	27,808,951
Repayments on Stockholders’ Notes Receivable	—	293,898	—	—	—	—	293,898
Net Income	—	—	7,843,308	—	—	265,034	8,108,342
Foreign Currency Translation	—	—	—	(84,954)	—	(11,014)	(95,968)
Stockholders’ Distributions	—	—	(6,175,735)	—	—	(112,418)	(6,288,153)
Balance, December 31, 2011	$4,461,201	$-683,796	$26,295,236	$-421,186	$-583,490	$759,105	$29,827,070
Repayments on Stockholders’ Notes Receivable	—	—	—	—	—	—	—
Net Income	—	—	3,792,624	—	—	134,306	3,926,930
Foreign Currency Translation	13	—	—	396,385	—	21,772	418,170
Stockholders’ Distributions	—	—	(3,736,866)	—	—	(265,442)	(4,002,308)
Balance, June 30, 2012	$4,461,214	$-683,796	$26,350,994	$-24,801	$-583,490	$649,741	$30,169,862

Acorn Media Group, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Six Month Periods Ended June 30 2012 and 2011

	June 30, 2012	June 30, 2011
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net income	$3,255,869	$6,186,861
Reconciliation adjustments
Depreciation and amortization	1,760,946	1,591,740
Gain on disposal of fixed assets	-	-
Sales returns reserve	(358,239)	(1,305,303)
Inventory reserve	289,042	198,200
Stock-based compensation expense	498,829	-
Unrealized (gain) loss on derivatives	-	-
Equity in (earnings)/loss from unconsolidated subsidiary	(190,042)	-
Changes in assets and liabilities:
Accounts receivable, net	4,266,233	6,271,219
Other receivables	27,853	33,418
Inventories	70,778	(550,708)
Royalties advances	253,089	(64,494)
Prepaid expenses	92,027	(89,984)
Production and product development expenditures	(1,964,675)	(1,955,723)
Deposits and other assets	(56,185)	37,869
Accounts payable	(1,881,152)	(700,158)
Bank overdrafts	(994,140)	(1,552,899)
Accrued expenses	(2,647,165)	(3,092,798)
Accrued royalties	(1,839,925)	(1,492,689)
Payroll and domestic and foreign sales taxes payable	(829,931)	(1,271,862)
Foreign income taxes payable	(152,553)	586,522
Net cash provided by operating activities	(399,341)	2,829,211
Cash Flows from Investing Activities
Proceeds from sale of short-term investments	-	-
Investment in non-consolidated subsidiary	(21,677,192)	-
Dividends received from unconsolidated subsidiary	1,012,442	-
Investment in property and equipment	(35,536)	(123,968)
Net cash (used in) provided by investing activities	(20,700,286)	(123,968)
Cash Flows from Financing Activities
Net repayments on line of credit	5,900,700	1,828,771
Dividends paid to noncontrolling interest	(265,442)	-
Proceeds from shareholder notes	2,700,000	-
Gross proceeds from term loan	18,000,000	-
Gross payments on term loan	(1,333,551)	-
Deferred financing costs	(718,382)	-
Stockholder distributions	(3,736,866)	(4,020,757)
Repayment of stockholder notes receivable	-	-
Net cash used in financing activities	20,546,459	-2,191,986
Net Increase (Decrease) in Cash and Cash Equivalents	(553,168)	513,257
Effect of Foreign Currency Translation on	(84,277)	369,466
Cash and Cash Equivalents
Cash and Cash Equivalents, beginning of period	1,625,426	1,592,067
Cash and Cash Equivalents, end of period	$987,981	$2,474,790
Supplemental Cash Flow Information
Interest paid	$579,546	$25,538
Foreign income taxes paid	$383,172	$426,505

ACORN MEDIA GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as of June 30, 2012 is unaudited)

NOTE 1 — ORGANIZATION

Acorn Media Group, Inc. (“Acorn” or “the Company”) was formed as a corporation in the District of Columbia in 1984, and elected in 1989 to be treated as an S corporation. The Company is a marketer and distributor of niche products, in particular DVDs and complementary merchandise, selling via both wholesale and proprietary direct-to-consumer channels. The Company acquires exclusive home video and digital rights from third parties, usually for a period of seven years, for a diverse array of British television and other specialty programming. The Company also creates additional content and value-added features for its DVD programming, such as interactive menus, audio commentaries, packaging and marketing materials.

The Company has two subsidiaries, Acorn Media U.K., LTD., (“Acorn UK”) and Acorn Media Australia Pty, Ltd., (“Acorn Australia”). Acorn UK is a private limited company formed on December 7, 1999 under the laws of the United Kingdom, in which the Company has an 88 percent ownership interest. Acorn Australia is a private limited company formed on January 23, 2007 under the laws of Australia, in which the Company has a 90 percent ownership interest. As of and for the year ending December 31, 2011, Acorn UK and Acorn Australia accounted for approximately 21 percent and 5 of consolidated total assets, and 18 percent and 3 percent of consolidated net sales, respectively. As of and for the year ending December 31, 2010, Acorn UK and Acorn Australia accounted for approximately 21 percent and 5 percent of consolidated total assets, and 19 percent and 4 percent of consolidated net sales, respectively. As of and for the year ending December 31, 2009, Acorn UK and Acorn Australia accounted for approximately 21 percent and 3 percent of consolidated total assets and 18 percent and 3 percent of consolidated net sales, respectively. As of June 30, 2012, Acorn UK and Acorn Australia accounted for approximately 14 percent and 3 percent of consolidated total assets, respectively. For the six month periods ended June 30, 2012 and 2011, Acorn UK accounted for 17 percent and 20 percent of consolidated net revenues, respectively, and Acorn Australia accounted for approximately 3 percent and 3 percent of consolidated net revenues, respectively.

The Company’s business operations and financial results are subject to certain risks and uncertainties, some of which may be beyond the Company’s ability to control. These include the popularity and level of consumer demand for its specialty media and other products resulting from changing consumer tastes and changes in technology which may ultimately impact the realizability of inventory, capitalized production costs and royalties advances; dependence on a limited number of suppliers for new media content; dependence on a limited number of key retailers for distribution of third-party media products; dependence on a limited number of suppliers of production materials; and dependence on key management personnel, among others. Changes in these factors could impact the Company’s overall level of business activity and results of future operations.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information — The accompanying unaudited interim consolidated balance sheet as of June 30, 2012, the consolidated statements of income, comprehensive income and cash flows for the six months ended June 30, 2011 and 2012, and the consolidated statement of changes in stockholders’ equity for the six months ended June 30, 2012 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair statement of our financial position, as of June 30, 2012, the results of operations and cash flows for the three months ended June 30, 2011 and 2012 and stockholders’ equity for the six months ended June 30, 2012. The results of operations for the three months ended June 30, 2012 and six months ended June 30, 2012 are not necessarily indicative of the results to be expected for the year ending December 31, 2012 or for any other period.

Principles of Consolidation — The consolidated financial statements include the accounts of Acorn Media Group, Inc. and its subsidiaries (Acorn U.K. and Acorn Australia) in which it has a controlling financial interest. Intercompany accounts and transactions have been eliminated in consolidation. In accordance with the Accounting Standards Codification (“ASC”) Topic 810, Consolidation, the carrying value and the net income or loss attributable to the noncontrolling interest in Acorn UK and Acorn Australia are presented as a separate component of stockholders’ equity and net income, respectively. Amounts attributed to noncontrolling interests are measured based upon relative stock ownership.

Accounting for Equity Method Investments — The Company accounts for its investment in entities for which it does not have a controlling financial interest using the equity method of accounting. As discussed in Note 7, the Company owns 64 percent of the voting interests in Agatha Christie Limited (ACL). However, the Company has concluded that the rights of the minority shareholders of ACL are similar to “Substantive Participating Rights” as they are defined in ASC 810-10-25-11, and that those rights in the aggregate provide the minority shareholders with the ability to participate in significant decisions that would be expected to be made in ACL’s ordinary course of business. Specifically, the minority shareholders have the right to appoint the same number of directors as Acorn and, in the event of deadlock on any decision of the board, also have a second or casting vote exercised by their appointee as chairman of ACL, which allows them to exercise control of ACL’s board of directors. As a consequence, the Company has concluded that its majority voting interest does not afford it with control sufficient to require or permit the consolidation of the financial statements of ACL under ASC 810.

The Company has concluded however that its voting interests and representation on the board of directors of ACL, along with other factors, provides it with significant influence over ACL, as that term defined in ASC 323-10-15. Accordingly, the Company accounts for its investment from the date of acquisition in accordance with ASC 323-10, using the equity method of accounting.

Under the equity method of accounting, the Company adjusts the carrying value of its investments for contributions made and distributions received, its proportionate interest in the earnings and losses of the investee, and where appropriate, the periodic depreciation or amortization attributed to the difference in the cost basis of the Company's investment and its proportionate interest in the underlying equity of the investee as of the date the investment is made. As of the date of acquisition, the Company's investment in ACL exceeded the Company's proportionate interest in the book value of ACL's net assets by approximately £8.1 million. The Company periodically evaluates the carrying value of its equity method investments for impairment, and records an impairment charge in the period in which impairment, if any, is deemed to be other than temporary. The difference between the amount at which the investment is carried and the amount of the underlying equity in net assets is primarily attributed to the copyright assets held by ACL, which is being amortized using the straight-line method over the remaining regulatory life of the underlying copyrights of approximately 30 years. From the period from acquisition, February 29, 2012, through June 30, 2012, the Company recognized amortization of approximately $103,000, which has been recorded as a reduction in Acorn’s share of ACL’s net income.

In fair valuing ACL’s copyrights, management used the income approach. The key inputs are: (i) the projected revenues and earnings generated by the asset; (ii) the expected life of the asset; (iii) a discount rate of approximately 15% that reflects the level of risk associated with receiving future cash flows; and (iv) an effective tax rate of 40%. The estimated discount rate is what management believes to be a reasonable rate of return that a market participant would expect to receive from a similar asset. The valuation adjustment of ACL’s copyright is preliminary and will likely be different from the final valuation assessment.

Use of Estimates — The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include the reserve for product returns, the realizability of accounts receivable, merchandise inventory, royalty advances, and capitalized production costs and product development costs. Management periodically reviews such estimates of realizability, and it is reasonably possible that management’s estimates may change, and that actual results may differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents include demand deposits with financial institutions and short-term, highly liquid investments purchased with original maturities of three months or less. The Company’s cash and cash equivalents consist primarily of bank checking accounts. Additionally, as of June 30, 2012, $782,205, is held in bank accounts in the United Kingdom and as of June 30, 2012 $203,658, is held in bank accounts in Australia.

The Company’s cash and cash equivalents are invested in high credit-quality financial institutions. Through 2012, the Company’s cash held in non-interest bearing accounts in the U.S. are fully insured by the U.S. Government. From time to time, amounts on deposit in the U.K. may exceed €50,000 (approximately $65,000) as of December 31, 2011 and 2010, the amounts for which there is government sponsored depository insurance. The Company has not experienced any losses in such accounts and management believes the Company is not exposed to any significant risk on these accounts.

Bank Overdrafts — As of June 30, 2012, and June 30, 2011the Company has bank overdrafts in the U.S. of $1,022,690 and $1,280,823, respectively, representing amounts paid in excess of amounts on deposit in the related financial institution.

Significant Customers and Vendors — The Company’s credit based sales are primarily generated from product sales to large, well-known, high credit quality distributors and retail customers. The Company has concentrations of business activity with certain customers. For the three month period ended June 30, 2012, Customer A and Customer B accounted for 18 percent and 13 percent, respectively, of consolidated net sales. For the three month period ended June 30, 2011, Customer A and Customer B accounted for 20 percent and 10 percent, respectively, of consolidated net sales. For the year ended December 31, 2011, Customer A and Customer B accounted for 20 percent and 11 percent, respectively, of consolidated net sales. As of June 30, 2012, Customer A and Customer B accounted for 32 percent and 32 percent, respectively, of consolidated accounts receivable. As of December 31, 2011, Customer A and Customer B accounted for 37 percent and 21 percent, respectively, of consolidated accounts receivable.

The Company relies primarily on two vendors for the packaging and distribution of its products to its wholesale and retail customers. Interruption in the business operations of either of these suppliers could impact the Company’s ability to fulfill future customer orders. The Company also relies on a program content provider for certain titles that generated 21 percent and 15 percent of consolidated net revenues for the three month periods ended June 30, 2012 and 2011, respectively. These same programs generated 19 percent of consolidated net revenues for the year ending December 31, 2011.

Derivative Financial Instruments — The Company engages in foreign currency hedging through options to manage its exposure to fluctuations in exchange rates from British Pounds into U.S. dollars related to amounts due to and due from Acorn US and Acorn UK. The Company records foreign currency derivatives at their estimated fair value, generally measured as the difference in the contract rate and the spot rate at the time of measurement. Cumulative unrealized gains or losses are recorded as assets or liabilities in the accompanying consolidated balance sheets. Changes in the estimated fair value of foreign currency derivatives over the term of the contract are recorded as gains or losses through income in the period in which they occur. The estimated fair value of foreign currency derivatives are included as a component of accrued liabilities and changes in estimated fair value are recorded as a component of miscellaneous expense in the accompanying consolidated financial statements. There were no foreign currency option agreements outstanding as of June 30, 2012 and December 31, 2011.

The Company also uses interest rate protection agreements to manage its exposure to changes in the variable interest rate applied to outstanding borrowings on its line of credit. Effective March 24, 2009, the Company entered into a forward starting interest rate swap agreement that effectively fixes the rate of interest on the subject borrowings at 2.65 percent. The interest rate swap had an initial notional amount of $5,000,000 and has a maturity date of December 1, 2012. The Company records the estimated fair value of its interest rate swap agreement in the accompanying consolidated balance sheets. Changes in the estimated fair value of the interest rate swap are recorded as gains or losses through income in the period in which they occur. Net payments on the interest rate swap are settled on a quarterly basis commencing on August 1, 2010. Quarterly net settlement payments are recorded as an adjustment to interest expense in the period to which they relate.

Accounts Receivable — Accounts receivable relate primarily to the sale of DVD and third-party products generally to large, well known, credit worthy, wholesale customers. The Company analyzes its trade accounts receivables on a regular basis and provides an allowance with a corresponding charge to bad debt expense for any trade receivables for which collection is not probable. Factors used in evaluating realizability of receivables include the payment history of the customer, the age of the invoice, and the financial condition of the customer, among other factors. Total amounts charged to bad debt expense were $8,101 and $55,659 for the six month periods ended June 30, 2012 and 2011, respectively. The Company recorded an allowance for uncollectible accounts of $0, as of June 30, 2012. As discussed below in the Company’s revenue recognition policy, the Company does provide a reserve for potential product returns that is presented as a direct reduction of sales and accounts receivable in the accompanying consolidated financial statements.

Inventory — Inventory is reported at the lower of cost or market value. Cost of goods sold is determined using the first-in, first-out method. Inventory consists of DVD finished goods, packaging materials for DVDs and third-party finished goods. Market value is based upon realizable value less an allowance for selling and distribution expenses. The Company evaluates its inventory at the end of each year and provides a reserve for slow moving items and unrecoverable costs. The Company’s reserve for such amounts was $342,104 as of June 30, 2012.

Royalty Advances — The Company pays royalties to publishers for the rights to sell its video products as well as to individuals involved in the production of the Company’s proprietary video programs. Generally, the related contracts for this content require the Company to make fixed advance royalty payments. Generally, a publisher’s share of the net sales of the related product is retained by the Company until the publisher’s share is equal to any royalty advance plus certain recoupable production costs, and thereafter the excess is paid directly to the publisher. Minimum royalties and advance payments are capitalized and then expensed as direct costs as the related products are sold.

The Company is contractually obligated to advance additional royalties to certain publishers to satisfy minimum royalty commitments. As of June 30, 2012, the unfunded minimum royalty commitments were $3,120,539. As of December 31, 2011, the unfunded minimum royalty commitments were $4,988,825 and are due to be paid in the period from 2012 through 2014 as follows: 2012 – $4,746,583, 2013 – $242,242.

The Company reviews its royalty advances (including amounts due under minimum commitments but not yet paid) to identify amounts that may not be recoverable. When estimates of ultimate revenues indicate that minimum and royalty advances will not be recovered through future sales, the Company records an impairment charge for amounts not expected to be recovered. For the six month periods ended June 30, 2012 and 2011, no amounts were charged to cost of goods sold for royalty advances that it deemed were no longer recoverable. For the year ended December 31, 2011, the Company expensed to cost of goods sold $523,827 of royalty advances that it deemed were no longer recoverable.

Property and Equipment — Furniture, equipment, and leasehold improvements are recorded at cost and are depreciated over the estimated useful lives of the assets or the lease term in the case of leasehold improvements if shorter, using the straight-line method.

Intangible Assets — These amounts primarily include costs capitalized in connection with the production of proprietary titles (“original production costs”) and certain costs associated with the licensing and production of third-party content (“product development and licensing”). Original production costs include producing and editing original video programs. Product development and licensing costs include the cost of converting film prints or tapes into optical disc format, menu design, authoring, compression, subtitling, closed captioning and product packaging and design.

A percentage of capitalized product development and original production costs are amortized to expense each period based upon the ratio of current period sales to total projected sales associated with a title. Amortization of original production and product development and licensing costs are included as a component of cost of sales in the accompanying consolidated income statement. Management regularly reviews its capitalized production and development costs for potential impairment. When estimates of total projected revenues indicate that capitalized costs are not recoverable, management reduces the carrying value of capitalized production and development costs to estimated amounts expected to be recovered. For the six month periods ended June 30, 2012 and 2011, respectively, no amounts were charged to the amortization of original production and product development and licensing that were deemed unrecoverable. For the year ended December 31, 2011 the Company accelerated the amortization of $22,375 of original production and product development and licensing costs, as such amounts were deemed unrecoverable.

Software Development Costs — The Company incurs certain costs in the development and implementation of software used for internal purposes. Costs incurred in the planning and design of software are expensed as incurred. Costs incurred in developing and implementing software are capitalized. Capitalized costs are amortized over the estimated useful life of the software. Costs incurred for maintenance are expensed as incurred. The Company capitalized $28,918 in internal use software for the six month periods ended June 30, 2012. The Company capitalized $408,984 in internal use software development costs for the year ending December 31, 2011.

Depreciation and Amortization — Depreciation and amortization are computed using the following methods and estimated useful lives:

Assets	Principal Methods	Useful Lives

Furniture and Fixtures	Straight-Line	7 Years

Computers and Equipment	Straight-Line	3 – 5 Years

Product Development and Original Production Costs	Income Forecast	5 – 7 Years

Internal Use Software Costs	Straight-Line	3 Years

Leasehold Improvements	Straight-Line	Lesser of lease term or asset life

Foreign Currency Translation — The consolidated financial statements are presented in the functional and reporting currency of Acorn Media Group, Inc. which is the U.S. dollar. For the foreign subsidiaries whose functional currency is other than the U.S. dollar (the British Pound for Acorn UK and Australian Dollar for Acorn Australia), balance sheet accounts are translated into U.S. dollars at exchange rates in effect at the end of the year and income statement accounts and cash flows are translated at average monthly exchange rates. Translation gains and losses are included as a separate component of stockholders’ equity. Realized gains and losses from foreign currency denominated transactions are included in the income statement in the accompanying consolidated financial statements as a component of miscellaneous expense.

Accrued Expenses — Accrued expenses include the accrual for cooperating advertising credits earned by customers, inventory purchases, rent, utilities, professional fees and fulfillment expenses. Cooperative advertising credits in accrued expenses totaled $534,284, and $732,336 as of June 30, 2012, and June 30, 2011, respectively. Accrued inventory purchases in accrued expenses totaled $835,389, and $342,898 as of June 30, 2012, and June 30, 2011, respectively. Rent, utilities, professional fees and fulfillment expenses in accrued expenses totaled $146,194 and $156,566 as of June 30, 2012, and June 30, 2011, respectively.

Income Taxes — The Company has elected to be a Subchapter S Corporation (“S corporation”) under the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of the S corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision for U.S. federal or state income taxes has been included in these consolidated statements. Acorn UK and Acorn Australia are subject to income taxes in their respective countries. The Company does not include or consolidate Acorn UK in its U.S. federal income tax return; rather it records income at such time as it receives dividends from Acorn UK. Acorn Australia is treated as a disregarded entity for U.S. federal income tax reporting purposes, and as such, the income or loss of Acorn Australia is included in determining U.S. federal taxable income attributable to its stockholders.

The Company presents income taxes in relation to Acorn UK and Acorn Australia. Deferred income taxes are recognized for the tax consequences in future years for differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

For the year ended December 31, 2011 the provision for income taxes related primarily to taxes currently payable related to Acorn UK. As of December 31, 2011 deferred taxes related to Acorn UK were immaterial. As of December 31, 2011, the Company has recorded a net deferred tax asset related to Acorn Australia, primarily related to net operating loss carryforward, in the amount of approximately $85,000; however, the Company has provided a full valuation allowance against that deferred tax asset as it is not more likely than not that the net deferred tax asset will be realized.

The Company accounts for uncertain tax positions in accordance with ASC 740, Accounting for Uncertainty in Income Taxes (“ASC 740”). ASC 740 clarifies the accounting for uncertain income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. ASC 740 also provides guidance on derecognition, measurement, classification, interest and penalties, and disclosures for uncertain tax positions. No interest or penalties related to uncertain income tax positions have been recorded in the accompanying consolidated financial statements for the years ending December 31, 2011, 2010 or 2009. The Company remains subject to foreign tax examinations by tax authorities for all years since inception. The Company is not currently under examination by any taxing jurisdiction.

Revenue Recognition and Reserves for Returns — Net sales consist of revenues from the sale of the Company’s DVDs and other third-party finished products. The Company provides its customers with certain rights to return purchased products. Product sales and shipping revenues, net of a provision for future estimated returns, are recorded when products are shipped and title passes to customers, provided also that persuasive evidence of an arrangement exists, the selling price is fixed or determinable, collection of amounts due is not contingent upon the resale of the products and are probable of collection, and future returns are reasonably estimable. As of the end of each reporting period, management estimates the value of future product returns. In developing their estimates, management considers the volume and timing of sales and historical return rates, known or anticipated changes in customer behavior, general and industry specific economic trends, among other factors. The reserve for future returns is then generally determined as an estimated percentage of recorded sales. Management’s estimates of the timing and volume of future product returns is subject to uncertainty. The volume and timing of future returns can be significantly impacted by general economic factors, changes in customer preferences, behavior and practices, lack of success with product and promotion efforts, among others. As a result, the actual volume and timing of future returns could vary from management’s estimates and result in the reduction of future revenues and earnings. The sales return reserve as of June 30, 2012 was $2,065,013.

The Company also participates in certain cooperative advertising programs with its customers relating to promotion of Acorn’s products or preferred product position. The Company accounts for these advertising costs associated with these programs as a direct reduction of sales. Cooperative advertising costs incurred during the six months ended June 30, 2012 and 2011, associated with these programs were $2,683,126, and $2,329,817, respectively.

Shipping and Handling Costs — The Company classifies amounts billed to customers related to shipping as a component of net sales and classifies shipping and handling related expenses as a component cost of sales in the consolidated statements of income.

Advertising Costs — All advertising costs are expensed as incurred. Advertising expense, excluding cooperative advertising expense, was $435,267, and $179,209 for the six months ended June 30, 2012, and 2011 respectively.

Selling, General and Administrative Expenses — Selling, general and administrative expenses include expenses related to salary and benefits, marketing and sales, catalogs, rent and other occupancy costs, and other general and administrative costs.

Accounting for Stock-Based Compensation — From time to time, the Company grants options to acquire equity interests in the Company and its subsidiaries to employees. The Company is required to recognize compensation expense for the estimated fair value of stock options. The estimated fair value of the stock options is determined using the Black-Scholes option pricing model and is normally measured on grant date, and the related compensation expense is recorded over the period that a stock option vests.

Recent Accounting Pronouncements — In May 2011, the FASB issued new guidance for fair value measurements intended to achieve common fair value measurement and disclosure requirements in U.S. generally accepted accounting principles (U.S. GAAP) and International Financial Reporting Standards (IFRS). The guidance modifies the existing standard to include disclosure of all transfers between Level 1 and Level 2 asset and liability fair value categories. In addition, it provides guidance on measuring the fair value of financial instruments managed within a portfolio and the application of premiums and discounts on fair value measurements. The guidance requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. The guidance is effective for interim and annual reporting periods beginning after December 15, 2011, with early adoption prohibited. The Company is currently evaluating the impact of this accounting guidance on its consolidated financial statements.

In September 2011, the FASB issued an update to the guidance related to goodwill impairment testing. The updated guidance gives companies the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If a company concludes that this is the case, it must perform the two-step test. Otherwise, the two-step goodwill impairment test is not required. The guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company is currently evaluating the impact of this accounting guidance and does not expect any significant impact on its consolidated financial statements.

NOTE 3 — FAIR VALUE MEASUREMENTS

The Company is required to apply the fair value measurement provisions of U.S. generally accepted accounting principles (“U.S. GAAP”) when valuing its foreign currency derivatives, interest rate derivatives and when preparing fair value disclosures for financial instruments otherwise accounted for using historical or amortized cost.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the most advantageous market. Fair value is determined using one or more valuation techniques that include the market, income, or cost approaches.

The Company determines fair value using a hierarchy that prioritizes the use of valuation techniques based upon observable inputs over those based upon unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect assumptions made by management about a market participant’s view. Inputs are classified according to the following characteristics:

Level 1:  Quoted prices for identical instruments in active markets.

Level 2:  Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3:  Significant inputs to the valuation model are unobservable.

Material fair value measurements must be classified and presented in aggregate in tabular format based upon the lowest level of input that is significant to the fair value measurement. The Company’s financial instruments that were required to be measured and recorded at fair value on a recurring basis are presented as of June 30, 2012, in the table below:

As of June 30, 2012

Significant Other Observable Inputs (Level 2)
Recurring Basis
Interest rate derivative	$(40,125)

As of December 31, 2011

Significant Other Observable Inputs (Level 2)
Recurring Basis
Interest rate derivative	$(35,800)

As of December 31, 2010

Significant Other Observable Inputs (Level 2)
Recurring Basis
Interest rate derivative	$(60,200)

Interest Rate Derivatives — Interest rate derivatives are generally valued using quotes received from existing or potential counterparties. The Company also may use internal models in the absence of counterparty quotes or to help evaluate the reasonableness of counterparty quotes, as most counterparties will not allow access to their proprietary models used to develop their pricing. The Company generally considers these inputs as Level 2. As discussed in Note 2, the Company entered into a single interest rate swap agreement in 2009. The estimated fair value of the Company’s interest rate swap was a liability of approximately $40,125 and $35,800 as of June 30, 2012, and December 31, 2011, respectively. The change in the estimated fair value of the interest rate swap liability representing a loss of ($4,325) has been recorded as an adjustment to interest expense for the periods ended June 30, 2012. The change in the estimated fair value of the interest rate swap liability representing a gain of $24,400, has been recorded as an adjustment to interest expense for the years ended December 31, 2011.

Foreign Currency Derivative — Foreign currency derivatives are valued using market quotes. The Company considers these inputs as Level 1 inputs. There were no foreign currency contracts outstanding as of June 30, 2012.

Fair Value Disclosures — The Company is required to disclose the estimated fair value of financial instruments otherwise recorded at historical cost in the accompanying consolidated financial statements. The estimated fair value of cash, accounts receivable, accounts payable, and other current liabilities approximate their carrying value due to the short-term nature of these instruments. The estimated fair value of the Company’s line of credit also approximates its carrying value due to the proximity of maturity to year end and the monthly adjustment of its contractual interest rate.

Due to the uncertainty inherent in the valuation process, such estimates of fair value may differ significantly from the values that would have been used had a ready market for the instruments discussed above existed, and the differences could be material. Additionally, changes in the market environment and other events that may occur over the life of these instruments may cause the gains or losses, if any, ultimately realized on these instruments to be different than the values currently assigned.

NOTE 4 — INVENTORY

The components of the Company’s inventory are as follows:

	2011	June 30, 2012	June 30, 2011
DVD finished goods	$4,023,633	$3,780,804	$3,118,538
DVD packaging	1,614,087	1,653,157	1,637,008
Other finished goods	2,598,740	2,442,679	2,329,701
Total Inventories	$8,236,460	$7,876,640	$7,085,247

Other finished goods of third party products primarily include gifts, jewelry, and home accents.

NOTE 5 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	2011	June 30, 2012	June 30, 2011
Cost
Furniture and fixtures and leasehold improvements	$529,646	$550,018	$532,842
Computers and equipment	937,347	1,040,943	933,212
	1,466,993	1,590,961	1,466,054

Accumulated depreciation	(1,264,845)	(1,337,507)	(1,194,857)
Net property and equipment	$202,148	$253,454	$271,197

Depreciation expense was $70,104 for six months ended June 30, 2012 and $106,298, for the six months ending June 30, 2011.

NOTE 6 — INTANGIBLE ASSETS

Intangible assets primarily consist of the following:

	2011	June 30, 2012	June 30, 2011
Acquired programming rights	$1,477,275	$1,477,275	$1,460,387
Original production costs	4,983,865	5,273,388	4,890,980
Product development and certain licensing costs	13,432,590	15,078,809	11,991,340
Internally developed software and other intangibles	1,847,775	1,876,708	1,479,914
	21,741,505	23,706,180	19,822,621

Less accumulated amortization	(12,409,383)	(14,125,137)	(10,746,107)
Total unamortized intangibles	$9,332,122	$9,581,043	$9,076,514

In November 2010, the Company acquired certain programming rights to a series of television shows. The Company purchased these rights for a total purchase price of $1,379,284, including approximately $122,000 in direct transaction costs. During 2011, the Company acquired additional programming rights to the series of television shows for $97,992. The Company has allocated the total purchase cost to the identifiable assets acquired in the transaction based upon their estimated fair values and has classified those assets as acquired programming rights. Acquired programming rights are being amortized and evaluated for realizability in accordance with the Company’s policy described in Note 2 for original production costs and product development and certain licensing costs.

Amortization expense related to original production costs, product development and certain licensing costs, and acquired programming rights was $2,953,376 and $2,475,505 for the six month periods ended June 30, 2012 and 2011, respectively, and has been included in cost of sales in the accompanying consolidated statements of income. Amortization expense related to original production costs, product development and certain licensing costs, and acquired programming rights was $2,953,377, $2,475,504 and $1,972,183 for the years ending December 31, 2011, 2010, and 2009, respectively, and has been included in cost of sales in the accompanying consolidated statements of income. Amortization expense related to internally developed and capitalized software costs was $330,719 and $215,743 for the six month periods ended June 30, 2012 and 2011, respectively. Amortization expense related to internally developed and capitalized software costs was $330,719, for the year ended December 31, 2011.

During 2012, 13.6 percent of the original production costs and product development and certain licensing costs are expected to be amortized. During the next three years, the Company expects to amortize 42 percent of the unamortized original production costs and product development and certain licensing costs. These costs are expected to reach 80 percent amortization in approximately five years.

NOTE 7 — INVESTMENT IN AGATHA CHRISTIE LIMITED

In February 2012, the Company acquired a 64 percent interest in ACL for total purchase consideration of £13,730,000 or approximately $21,800,000 excluding direct transaction costs. Agatha Christie is one of the best-selling novelists of all time and these literary works continue to be adapted into internationally successful films. The acquisition gives the Company a majority ownership of ACL’s extensive works including more than 80 novels and short story collections, 19 plays, a film library of nearly 40 made-for-television films including iconic characters such as Hercule Poirot and Miss Marple, which have been among the Company’s top-selling collections for many years. The investment was funded by a combination of cash on hand, a three-year, $18,000,000 term loan from a bank, a $10,000,000 revolving line of credit, and $2,700,000 in subordinated debt from certain Company stockholders (See Note 9). As discussed in Note 2, the Company accounts for its investment in ACL using the equity method of accounting.

The following summarized financial information is being provided for ACL, as our investment in ACL is material to our June 30, 2012 consolidated balance sheet and consolidated statement of income.

	ACL Statement of Income Information
	6 months ended June 30,
	(unaudited)
	2012	2011
Revenues	$5,586,400	$5,627,400
Gross Profit	$4,395,400	$3,701,500
Income from Operations	$3,354,900	$2,281,900
Net Income	$2,485,900	$1,817,300

	ACL Balance Sheet Information
	As of June 30, 2012 (unaudited)
	Current	Non-Current	Total
Assets	$9,996,600	$16,853,600	$26,850,200
Liabilities	(3,582,400)	(9,630,600)	(13,213,000)
Shareholders’ Equity			$13,637,200

NOTE 8 — STOCKHOLDERS’ EQUITY

The Company has authorized the issuance of up to 10,000,000 shares of a single class of stock. As of December 31, 2011 and 2010, 1,023,466 shares were issued and outstanding. The Company’s shareholders are subject to a stockholders agreement (the “Agreement”) which among other things restricts the sale and transfer of the Company’s stock and provides the Company with the right to repurchase outstanding shares of stock in the event of death, disability, or in the case of an employee shareholder, termination of employment. In the event of repurchase, the price to be paid by the Company is the then estimated fair market value of the stock, except for employee shareholders in their first year of employment or in the event an employee shareholder is terminated for cause (as defined in the Agreement), in which case the purchase price is the then book value of the Company.

The Company has issued stock to certain employee stockholders in exchange for notes receivable. A total of three separate notes receivable are outstanding as of December 31, 2011 and 2010. Two notes with aggregate principal balances of $96,000 as of December 31, 2011 and 2010, respectively, call for semiannual, interest-only payments of 2.15 percent of the outstanding amounts through March 31, 2013, at which time the outstanding principal balances are due in full. The third note (the “Executive Note”), with a principal balance of $587,796 and $881,694 as of December 31, 2011 and 2010, respectively, calls for annual, interest-only payments of 4.6 percent of the outstanding amount through February 28, 2012, at which time the outstanding principal balance is due in full. On March 1, 2012, the Executive Note was cancelled and replaced by a note with a principal balance of $587,796, calling for annual, interest-only payments of .2 percent of the outstanding amounts through February 28, 2014, at which time the outstanding principal and any outstanding interest is due in full. Collectively, these notes receivable are referred to as the “Stockholders’ Notes”.

The maturity of the Stockholders’ Notes is accelerated in the event of certain circumstances, including default on the payment of amounts due, termination of the employment of an employee stockholder, a merger or sale of the Company in which there is a change in control or the sale of substantially all of the Company’s assets, among other circumstances.

NOTE 9 — LONG-TERM DEBT

At December 31, 2011 the Company currently had a revolving line of credit which provides for borrowings of up to $10,000,000 at the prevailing one-month LIBOR rate plus 1.90 percent (2.18 percent and 2.16 percent as of December 31, 2011 and 2010, respectively). At December 31, 2011 the Company had $83,161 outstanding on the line of credit. The line of credit required the Company to comply with certain financial covenants and is collateralized by the assets of the Company. Total interest expense recognized on the line of credit for the years ended December 31, 2011, was $72,496, including changes in the estimated fair value of the Company’s interest rate swap agreements.

In February 2012, in connection with the closing of the acquisition of Agatha Christie Limited, the Company renegotiated and closed on a new borrowing facility with its existing bank. The new facility provides for borrowings of $28,000,000, consisting of an $18,000,000 term loan (the “Term Loan”) and a $10,000,000 revolving line of credit (the “Line of Credit”), which replaces the previous line of credit. For outstanding borrowings on the Term Loan and the Line of Credit, the Company may choose an interest rate equal to LIBOR or a fixed rate equal to the bank’s prime rate plus a margin based upon the Company’s then leverage ratio. Interest on outstanding borrowings are due monthly on the Line of Credit, and all amounts outstanding on the Line of Credit, including unpaid interest are due upon maturity of February 28, 2015. Principal only payments are due quarterly over the three year term of the Term Loan and all remaining unpaid principal and all accrued interest are due upon maturity, February 28, 2015.

Future minimum principal payments under the Term Loan are as follows:

2012	$993,634
2013	1,240,051
2014	1,427,155
2015	14,339,160
Total	$18,000,000

Also in connection with the acquisition of Agatha Christie Limited, the Company borrowed $2,700,000 from existing stockholders of the Company (the “Subordinated Loans”). Amounts outstanding under the Subordinated Loans are subordinated to those outstanding under the Term Loan, accrue interest at a rate of 12.5 percent per annum, but interest is only required to be paid upon maturity along with all outstanding principal on February 28, 2015.

NOTE 10 — COMMITMENTS

The Company leases office space under lease agreements classified as operating leases expiring in various years through 2015. Rent expense for the six month periods ended June 30, 2012 and 2011 was $325,800 and $286,000, respectively.

Future minimum rental payments required under such leases that have initial or remaining non-cancelable lease terms as of December 31, 2011, are as follows:

Year ended December 31, 2011	$474,761
2012	93,564
2013	5,813
$574,138

Since December 31, 2011, the Company has extended an existing operating lease agreement and entered into an additional operating lease agreement, with commitments thereon extending into 2017. As of June 30, 2012, operating lease commitments totaled approximately $1,336,200, of which approximately $678,400 was due within one year.

Employment and Compensation Agreements — In 2011 and 2010, the Company and certain senior employees (the “Senior Employees”) entered into agreements that provide for compensation related benefits in the event of a change in control of the Company (hereafter referred to as a “Transaction”). In the event of a Transaction, the Senior Employees will be paid a retention bonus in the aggregate amount of $885,103 as of December 31, 2011. Further, if any of the Senior Employees are terminated subsequent to a Transaction without cause (as defined), they are eligible for severance payments in amounts ranging from 4 to 12 months of their then compensation. The aggregate maximum potential severance payments to Senior Employees as of June 30, 2012, December 31, 2011 and 2010 were $1,795,750, $1,798,893 and $1,439,000, respectively.

In 2010, the Company also approved a plan to provide for compensation related benefits in the event of a Transaction to all non-Senior Employees of the Company. In the event of a Transaction, the non-Senior Employees are eligible for up $810,000 in aggregate bonus compensation.

In 2010, the Company and an executive entered into an agreement that would provide the executive with a bonus totaling $2,000,000 (the “Bonus Plan”). The Bonus Plan was implemented to assist the executive with payment of his obligations under the Executive Note described in Note 8. The bonus is to be earned and paid over a period of four years, with equal payments of $500,000 made on each October 1 from 2010 through 2013. Payment of the annual bonus amount is contingent upon the executive’s continued employment. In the event of a change in control of the Company (as defined in the Agreement), any remaining unpaid amounts under the Bonus Plan will be accelerated and paid to the Executive.

Claims — From time to time, the Company is involved in various legal actions in the normal course of business. After review, including consultation with legal counsel, management believes that the liabilities, if any, that may arise from these actions, would not materially affect the consolidated financial position or results of operations of the Company.

NOTE 11 — EMPLOYEE PROFIT-SHARING PLAN

The Acorn US and Direct divisions sponsor a 401(k) plan. Employees are eligible to participate in the plan the first day of the month following the date of hire. The Company matches 100 percent of employee contributions up to 3 percent of compensation and 50 percent of employee contributions between 3 percent and 5 percent of compensation. The Acorn UK and Australia divisions sponsor a plan that contributes 7 and 9 percent, respectively, to employees beginning one year after the date of hire. The Company’s total contributions to its 401(k) and profit-sharing plans were $238,154, $251,072 and $225,206 for the years ending December 31, 2011, 2010 and 2009, respectively.

NOTE 12 — ACORN MEDIA GROUP NONQUALIFIED STOCK OPTIONS

The Company has made limited grants of non-qualified stock options to its employees. The Company has reserved 44,760 and 69,773 shares for the future issuance of stock options or other stock awards as of December 31, 2011 and 2010, respectively.

Stock options are generally granted with an exercise price at least equal to estimated fair value of the Company’s stock on the grant date as determined by the board of directors. Stock options generally vest immediately upon grant. The Company has the right to purchase stock acquired through the exercise of an option or stock acquired directly by employees, in the event of termination, resignation, death or disability. The purchase price is the book value in the first year of employment with the Company and the estimated fair value thereafter.

The Company classifies the estimated fair value of stock options for employees in their first year of employment as a liability because the repurchase price is other than fair value. The estimated fair value of the award is remeasured during the first year after the grant of an option or other stock award for employees in their first year of employment and any changes are recorded through income. Once an employee has reached their first anniversary of employment with the Company, the repurchase price then becomes fair value and the Company reclassifies the award as an equity award provided that the employee has been exposed to the risks and rewards of stock ownership for a reasonable period of time. The fair value of an equity award is classified within stockholders’ equity and is not subject to remeasurement.

The Company calculates the estimated fair value of the stock options using the Black-Scholes option pricing model. The Black-Scholes model requires the input of certain variables which involve judgment when there is no ready market for the stock option. Those variables include the expected term of the option, the expected volatility of the underlying value of the stock, the expected dividend yield, if any, the risk free rates of return, and the fair value of the Company’s common stock. The Company has estimated the value of the underlying stock using estimates of overall market value for the Company. The expected term of the option is based upon an estimate of the period of time the option will be outstanding. The Company has estimated volatility of the value of the underlying stock by reference to historical price volatility of similar publicly traded companies over the expected term of the option. The risk-free rate has been estimated based upon the U.S. Treasury rate for a bond of equivalent duration over the expected term of the option. In the absence of a ready market, the board of directors of the Company estimates the value of the Company’s common stock by reference to any number of factors, including prices indicated in recent offers from third parties for the purchase of the Company’s equity, recent and current economic performance of the Company, the current economic environment and valuation metrics, if appropriate, of similar publicly traded companies.

The Company has made limited grants of stock options. The Company granted a single option to acquire 22,380 shares of stock in 2009. That option was subsequently forfeited in 2011 upon the employee’s termination. The Company granted no stock options in either 2010 or 2011. The Company granted a single option to acquire 22,380 shares to a new employee during the six month period ended June 30, 2012. The Company estimated the fair value of a single share of the Company’s common stock in connection with the 2009 stock option grant based upon multiples to commonly used valuation metrics, including revenues and profitability, and considering those same valuation metrics of publicly traded companies that the board of directors believed to be similar. The board of directors concluded that the fair value of a single share of the Company’s common stock at that time was approximately $82.07 per share. The Company estimated that the fair value of a single share of the Company’s common stock in connection with the 2012 stock option grant based primarily on the price indicated in the recent letters of intent from third parties to acquire 100 percent of the Company’s common stock, the most recent of which was made in December of 2011 and resulted in the transaction with RLJ Entertainment, Inc., described in Note 15 to these consolidated financial statements. The board of directors estimated that the fair value of a single share of the Company’s common stock at the time of the 2012 grant was approximately $78.17.

The remaining assumptions utilized for option grants during the year ended December 31, 2009 are as follows:

Expected volatility	48.4%
Expected life (years)	3.00
Risk-free interest rate	1.43%
Expected dividend yield	0%

The assumptions utilized for option grants during the three month period ended March 31, 2012 are as follows:

Expected volatility	50.14%
Expected life (years)	3.00
Risk-free interest rate	0.31%
Expected dividend yield	0%

Stock option activity is summarized as follows:

	Stock Options	Weighted Average Exercise Price
Balance, January 1, 2009	123,217	$45.21
Granted	22,380	82.07
Forfeited	(49,077)	46.12
Balance, December 31, 2009	96,520	53.29
Forfeited	(26,747)	9.35
Balance, December 31, 2010	69,773	70.14
Forfeited	(25,013)	78.66
Balance, December 31, 2011	44,760	$65.37
Granted	22,380	78.17
Forfeited	0	0
Balance, June 30, 2012	67,140	$69.64

Stock based compensation expense for the three month periods ended June 30, 2012 and 2011 was $498,829 and $0, respectively. The weighted average grant date estimate of fair value for stock options granted was $22.29 for awards granted in the six month period ended June 30, 2012.

Stock-based compensation expense for the years ended December 31, 2011, 2010, and 2009 was $0, $0 and $529,276 respectively, and is included in general and administrative expenses in the accompanying consolidated statements of income. The weighted average grant date estimate of fair value for stock options granted was $23.65 for awards granted in 2009.

As of December 31, 2009, the Company recorded a stock-based compensation liability of $529,276, associated with stock options granted in 2009 that remained subject to repurchase at book value. In 2010, the Company reclassified the then carrying value of liability awards of $529,276 into stockholders’ equity as the employee had passed their first anniversary of employment and thereafter the repurchase price is the estimated fair value.

All stock options granted are fully vested as of March 31, 2012 and December 31, 2011, and accordingly, there is no unamortized compensation expense as of March 31, 2012 and December 31, 2011.

NOTE 13 — ACORN MEDIA UK STOCK OPTION AGREEMENT

On December 1, 2006, Acorn UK granted stock options to two employees exercisable into 4,000 shares of stock in Acorn US with an exercise price of $69.48. The options vested immediately upon grant and expire December 1, 2016. All related compensation expensed was recorded in 2006. The options outstanding at December 31, 2011 and 2010, have a weighted average remaining contractual life of 4.9 and 5.9 years, respectively.

NOTE 14 — RESTATEMENT

The Company has corrected for errors in the amounts previously presented as current and non-current royalty advances based upon the expected timing of sales and the period in which the royalty advance will be utilized. In addition, the Company had previously presented certain unpaid royalty commitments net of the related royalty advance asset. The Company has corrected for errors in the recording of such amounts by now presenting the amount of the unpaid minimum royalty commitment and the related royalty advance asset without netting.

The effect of these corrections had no impact on previously reported consolidated income from operations, net income, stockholders’ equity or cash flows for any period presented. The effect of these corrections as of December 31, 2011 and 2010 is summarized below.

	2011		2010
	As Presented	As Restated	As Presented	As Restated
Advance Royalties, current	$12,312,481	$6,933,600	$12,376,642	$6,420,000
Total current assets	$38,139,507	$32,760,626	$38,118,892	$32,162,250
Advance Royalties, non-current	$—	$10,367,706	$—	$11,190,443
Total assets	$47,713,817	$52,702,642	$47,224,576	$52,458,377
Accrued royalties	$4,338,191	$9,084,774	$4,636,929	$7,652,655
Total current liabilities	$17,886,747	$22,633,330	$19,415,625	$22,431,351
Accrued royalties, non-current	$—	$242,242	$—	$2,218,075
Total liabilities	$17,886,747	$22,875,572	$19,415,625	$24,649,426

NOTE 15 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events for potential recognition and disclosure.

In March 2012, the Company entered into a stock purchase agreement (the “Stock Purchase”) with RLJ Acquisition, Inc. (“RLJ”) pursuant to which RLJ will acquire all the outstanding shares of the Company for a combination of cash and stock. The closing of the transaction is contingent upon certain future events.

In March 2012, the Company’s board of directors approved an additional bonus pool for senior management personnel to provide up to $750,000 in aggregate cash bonuses to be awarded at the discretion of the board of directors. In addition, the board of directors also approved the creation of a bonus pool for certain employees with stock options that have expired prior to exercise to provide for aggregate cash bonuses of up to $2,000,000 to be awarded at the discretion of the board of directors.

In July 2012, Foyles War 8 Productions Limited (FW8), a newly formed, wholly owned UK subsidiary, entered into several agreements relating to the production, completion and delivery of Foyle’s War Series 8, a series of three television programs. To fund the production, FW8 entered into a cash advance facility with Coutts & Co. in the amounts of £5,228,714 and $600,000 which are secured by a UK broadcast license agreement with ITV Network Limited in the amount of £5,040,000, a US broadcast license agreement with WGBH Educational Foundation in the amount of $600,000 and two distribution agreements with Acorn Media Group, Inc. totaling £590,082. The term of the cash advance facility expires on July 1, 2013.